Exhibit 10.2

[Kulicke and Soffa Industries, Inc. letterhead]

September 24, 2009

Mr. Michael J. Morris
[Morris’ home address]

Dear Mike,

This letter confirms our mutual agreement that, as the interim Chief Financial Officer of Kulicke and Soffa Industries, Inc. (the “Company”), in addition to the other benefits provided therein, you will be eligible to receive the severance payments described under the Company’s Officer Severance Pay Plan (the “Plan”), as in effect on the date of this letter, if (i) you remain employed with the Company ninety (90) days after the employment start date of your successor as Chief Financial Officer and (ii) you submit your resignation of employment within thirty (30) days thereafter.  You acknowledge that any severance to be paid under the Plan and this letter is conditioned upon you executing the release provided in the Plan.  A copy of the Plan and the release is attached as Exhibit A to this letter.

Please acknowledge you understand and agree with the arrangement described above by signing below and returning a copy of this letter.

Sincerely,

/s/ C. Scott Kulicke
C. Scott Kulicke Chairman of the Board and Chief Executive Officer

ACCEPTED AND AGREED

/s/ Michael J. Morris
Michael J. Morris